                                                                        EX-10.14

                                  TENNECO INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
       (As Amended and Restated Generally Effective as of January 1, 1997)

                                     PURPOSE
                                     -------

         The Tenneco Inc. Supplemental Executive Retirement Plan (the "Plan") is maintained by Tenneco Inc. (the "Company") as an unfunded plan for the purpose of providing retirement benefits with respect to certain employees that are equal to retirement benefits lost under the Tenneco Inc. Retirement Plan (the "Retirement Plan" or the "TRP") as a result of the imposition of the limitations contained in the Internal Revenue Code of 1986, as amended (the "Code"). The portion of the Plan that provides for benefits limited by Code Section 415 is maintained as an "excess benefit plan" as described in Section 3(36) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA"). The other benefits provided for under the Plan are only available to a "select group of management or highly compensated employees" as determined by the Tenneco Benefits Committee, and the portion of the Plan providing such benefits is intended to satisfy the ERISA exemption requirements for a plan limited to such a group.

                                    THE PLAN
                                    --------

1.       Effective Date
         --------------

         The effective date of this amendment and restatement of the Plan is January 1, 1997. The benefit entitlement, if any, under the Plan or under the Tenneco Inc. Benefit Equalization Plan (the "BEP"), which has been merged into this Plan, of any person who separated from service prior to that date shall be governed by the provisions of the Plan or the BEP as either was in effect from time to time prior to that date.

2.       Eligibility
         -----------

         An employee shall be eligible for benefits under this Plan if the employee is a participant in the Retirement Plan or is provided a benefit under
Section 11 hereof.

3.       Amount of Benefit
         -----------------

         The benefit payable under this Plan to a Participant, or to the Participant's Eligible Spouse, Eligible Child(ren), joint annuitant or other beneficiary(ies), all as determined under the provisions of the Retirement Plan, shall equal the excess, if any, of (a) over (b) where:

                  (a) is the benefit that would be paid under the Retirement Plan if the provisions of the Retirement Plan were administered without regard to the limitations imposed by the Code and, only with respect to Participants who, at any time, were participants in the Tenneco
         Inc. Executive Incentive Compensation Plan ("EICP"), if Final Average Compensation, as computed under the Retirement Plan, were determined on the basis of compensation paid during the three calendar years (of the five calendar year period ending no later than the calendar year immediately preceding his or her termination or retirement) for which such compensation is the highest, and increased by the quotient of (i) the total of the cash bonuses, as defined below, paid to the Participant in the three calendar years (during the

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         same five calendar year period ending no later than the calendar year immediately preceding his or her termination or retirement) for which such total is the highest, divided by (ii) three or such lesser number of calendar years (included in such period) in which such bonuses were paid to the Participant; provided, that the calendar year including his or her termination or retirement shall be included if such event follows the payment of regular bonuses for that year; and provided, that bonuses and salary, respectively, deferred at the election of the Participant shall be counted only in the year that they would have been paid absent such election, and provided further, that, effective with respect to bonuses that relate to the period on and after January 1, 1998, the foregoing language shall be applied to count bonuses which relate to a calendar year as paid in that year, for example, 1998 bonuses will be counted in 1998 notwithstanding the fact that they are actually paid in 1999; and

                  (b) is the benefit that is payable under the Retirement Plan.

         Notwithstanding the foregoing, if, except as otherwise provided in writing, an employee is granted credit for purposes of benefit accrual under the Retirement Plan for service rendered prior to the time that the employee became a participant in the Retirement Plan, such employee shall be credited with such service under this Plan only if and to the extent determined by the Tenneco Benefits Committee. Unless otherwise provided in writing, no benefit shall be payable under the Plan unless a benefit also is payable under the Retirement Plan.

         Cash bonus means only cash bonuses paid under the EICP and the cash special bonuses paid in January 1997.

4.       Form of Benefit
         ---------------

         Any benefit under this Plan shall be paid in the same form and manner as the benefit payments made to, or with respect to, the Participant under the TRP. Notwithstanding the preceding sentence, no benefit is payable hereunder prior to 60 days after the Participant has separated from service, unless the Tenneco Benefits Committee so determines. Prior to the commencement of benefits but, in no event later than 24 months after the Participant has separated from service, and only with respect to a Participant or beneficiary who at any time was a participant in the EICP, such Participant or beneficiary may elect, but only with the approval of the Tenneco Benefits Committee, to receive payment of such benefit in the form of a lump sum or annuity, provided that in cases where a Participant has chosen a lump sum and the exact amount of a Participant's benefit cannot be determined by the date elected for payment, a preliminary lump sum shall be paid with respect to amounts that can be clearly ascertained then, with the remainder to be issued in a subsequent lump sum when that amount is exactly determined by the Tenneco Benefits Committee or its delegee. In addition, with respect to all Plan participants, if the benefit payable from this Plan (expressed as an age 65 life annuity) would be less than $50 per month, the benefit payable from this Plan automatically shall be paid as a lump sum.

         The actuarial factors set forth in the TRP shall be used to compute benefits hereunder, provided that, for purposes of any lump sum payment that may be payable under the Plan, the interest rate used shall be the annual rate of interest on 30-year Treasury securities as specified by the IRS for the second calendar month preceding the first day of the Plan Year during which the annuity starting date occurs, and the applicable mortality table described in Rev. Rul. 95-6, 1995-1 C.B. (page 80), or in such other formal guidance as may be issued from time to time by the IRS.


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5.       Unfunded Plan
         -------------

         This Plan shall be maintained as an unfunded non-qualified deferred compensation plan. All benefits under this Plan shall be payable from the general assets of Tenneco Inc. No person shall be entitled to receive any benefits under this Plan from the funds of the Retirement Plan.

6.       No Assignment
         -------------

         No benefit under this Plan shall be assignable or alienable or subjected, by attachment or otherwise, to the claims of creditors of any person.

7.       No Guarantee of Employment
         --------------------------

         This Plan shall not be construed to give any Participant the right to be retained in the employment of Tenneco Inc. or any of its affiliates.

8.       Operation and Administration
         ----------------------------

         This Plan shall be operated under the direction of the Compensation and Benefits Committee of the Board of Directors of Tenneco Inc. and administered by the Tenneco Benefits Committee.

         The Tenneco Benefits Committee's decision in all matters involving the interpretation and application of this Plan shall be final and binding. The Tenneco Benefits Committee shall establish a claims procedure which is consistent with the claims procedure employed under the TRP.

9.       Governing Law
         -------------

         To the extent not preempted by federal law, this Plan shall be construed, administered and enforced in accordance with the laws of the State of Delaware.

10.      Amendment and Discontinuance
         ----------------------------

         Tenneco Inc. expects to continue this Plan indefinitely but reserves the right, by action of the Compensation and Benefits Committee of its Board of Directors, to amend or discontinue it. However, no such amendment or discontinuance shall impair or adversely affect any benefits accrued under this Plan as of the date of such action.


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11.      Special Appendix
         ----------------

         The Company may from time to time determine to provide certain persons additional supplemental pension benefits, which may be reflected in a Special Appendix hereto or in such other document as the Company shall determine. References in a Special Appendix or such other document to the "Plan" are to this Plan.

         IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing, Tenneco Inc., a Delaware corporation, has caused these presents to be duly executed in its name and behalf by its proper officers thereunto duly authorized this 9th day of September, 1998.



                                   TENNECO INC.



                                   By: /s/ Barry R. Schuman
                                       ----------------------------------------

                                   Its: Senior Vice President - Human Resources



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                              MEAD SPECIAL APPENDIX
                                     TO THE
          TENNECO INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("PLAN")


                  This Special Appendix sets forth certain special provisions of the Plan with respect to the benefits of Dana G. Mead ("Mead").

         1. Mead shall be entitled to monthly pension benefits in the amount determined under Section 2 hereof commencing on the first day of the calendar month immediately following the termination of his employment with the Tenneco Management Company (the "Company").

         2. The monthly pension benefits to which Mead shall be entitled shall be equal to the greater of (a) or (b), where

                  (a) equals the benefits to which Mead would be entitled under the Tenneco Inc. Retirement Plan (the "TRP") and this Plan, computed using Final Average Earnings, as defined in Section 3 hereof, and Years of Credited Service, as defined in Section 4 hereof, and substituting the rules of Sections 1, 5 and 6 hereof for the generally applicable rules of such plans; and

                  (b) equals 2.48% of Mead's Final Average Earnings, as defined in Section 3 hereof, times his Years of Credited Service, as defined in Section 4 hereof, and substituting the rules of Sections 1, 5 and 6 hereof for the generally applicable rules of such plans.

         3. "Final Average Earnings" means the quotient of (i) Mead's Earnings, as defined below, for the 3 calendar years in which his Earnings were the highest in the 5 consecutive calendar year period ending prior to his termination of employment, divided by (ii) 36. "Earnings" means regular base salary plus Executive Incentive Compensation Plan bonus earned (regardless of when paid) with respect to that period.

         4. "Years of Credited Service" means the total of (i) 14 2/3 plus (ii) Mead's Actual Tenneco Service, as defined below. "Actual Tenneco Service" means the period, in whole years and fractions thereof with each month or portion thereof counting as one-twelfth of one year, from April 1, 1992 through the date of Mead's termination of employment with the Company.

         5. The benefits provided hereunder shall be paid in the joint and 50% survivor form of annuity if Mead is married at the time benefits are to commence -- i.e., to Mead for life and, after his death, 50% of the monthly amount payable during Mead's life continuing to the spouse, if any, to whom he was legally married at the date of the commencement of payment of benefits hereunder and to whom he was so married on the date of his death. There shall be no reduction in the amount of the benefits payable during Mead's life on account of payment in the joint and 50% survivor form. The benefits provided hereunder shall be paid in the life only form of annuity if Mead is not married at the time that benefit



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         payments are to commence. Subject to the rules stated in the immediately following paragraph, Mead may elect to receive such benefits in another form which is the actuarial equivalent of the normal form of benefit specified above for his marital status at the time in question. At Mead's election, the Company will purchase and distribute to him an annuity contract issued by an insurance company acceptable to Mead to provide such benefits.

            If his termination of employment is effective after he attains age 62 or earlier with the consent of the Company, Mead may elect to receive such benefits in the form of a lump sum distribution. If a lump sum distribution is elected, it shall be computed under the assumptions then in use with respect to the TRP, or its successor; provided, that in no event shall the interest assumption be greater than the Pension Benefit Guaranty Corporation immediate annuity interest rate in effect as of January 1 of the year in which the payment is to be made, and provided further that the mortality table shall be no less favorable to Mead or his Beneficiary than the 1983 group annuity table, 50% male, 50% female mix.

            Mead may elect that the lump sum benefit be paid at some date certain which is later than the date specified for benefit commencement in Section 1 hereof. Any such election shall be irrevocable and must be filed no later than 90 days prior to the date benefits would otherwise commence hereunder. If he makes such an election, the lump sum amount computed above shall be credited with interest at the prime rate prevailing from time to time from the date specified in Section 1 above until the date of actual payment.

         6. If Mead dies before commencing to receive the benefits described hereunder, his Beneficiary will receive a death benefit in a lump sum distribution which is the present value of the benefits which he has accrued hereunder as of the date of his death computed in accordance with the rules set forth herein, including the interest assumption specified in Section 5 hereof. Without limiting the generality of the foregoing, it is specifically provided that the special alternative death benefit called for by the TRP as in effect on December 31, 1994, shall apply if that produces a higher benefit.

         7. The benefits provided hereunder are in lieu of any benefits to which Mead might otherwise be entitled under the TRP, Tenneco Inc. Benefit Equalization Plan or this Plan, but shall not adversely affect his entitlement to benefits under any other plan, fund or program maintained by the Company, nor shall benefits provided under any other such plan fund or program be offset against or otherwise reduce the benefits provided for hereunder.

         8. For the purpose of calculating Mead's Final Average Earnings, the Company shall determine an amount that shall be used as a cash bonus number (the "Hypothetical Bonus") for any year in which Mead has received something in lieu of a cash bonus. Notwithstanding the foregoing, a Hypothetical Bonus shall be counted only in circumstances in which it would yield larger monthly pension benefits.


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



                             STECKO SPECIAL APPENDIX
                                     TO THE
          TENNECO INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("PLAN")


                  This Special Appendix sets forth certain special provisions of the Plan with respect to the benefits of Paul T. Stecko ("Stecko").

                  The aggregate monthly pension benefits to which Stecko shall be entitled under the Plan and this Special Appendix shall be computed as if his participation in the TRP had commenced on his employment commencement date and shall be no less than the amount to which Stecko would have been entitled if Stecko's coverage under the International Paper defined benefit plans in effect as of December 3, 1993 had continued until Stecko's separation from service with Tenneco (the "Company"), less any benefits Stecko is entitled to receive from such International Paper defined benefit plans. In the event that Stecko's employment is terminated for any reason other than cause before November 1, 1999, he shall nevertheless be deemed to have attained age 55 for all purposes in this Special Appendix, including without limitation, the computation of benefits under such International Paper plans; provided, that only the amounts actually payable from the International Paper plans shall be used as offsets. The amount of the benefits payable under the International Paper defined benefit plans shall be computed as a single life annuity based on the actuarial factors applicable to each such plan. If Stecko would not otherwise meet the service requirements for early retirement eligibility under the Tenneco Inc. Retirement Plan ("TRP"), this Plan and this Special Appendix (collectively, the "Tenneco Plans"), but he would meet such service requirements counting his years of service with International Paper, he shall be entitled to monthly benefits hereunder which, when taken together with monthly benefits to which he is entitled under the Tenneco Plans and the International Paper defined benefit plans, are no less than the benefits to which he would have been entitled (subject to the rule stated in the first sentence above) had he met such requirements.

                  For purposes of determining the amount to which Stecko would have been entitled if Stecko's coverage under the International Paper defined benefit plans in effect as of December 3, 1993 had continued until Stecko's separation from service with the Company (i.e., the minimum benefit described above), all of Stecko's service with International Paper and the Company, shall be aggregated to determine whether Stecko has met the service requirements for early retirement eligibility under the International Paper defined benefit plans. If Stecko dies before commencing to receive the benefits described hereunder, his beneficiary will receive a death benefit which is the present value of the benefits which he has accrued hereunder as of the date of his death.





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                            BLAKELY SPECIAL APPENDIX
                                     TO THE
          TENNECO INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("PLAN")


         This Special Appendix sets forth certain special provisions of the Plan with respect to the benefits of Robert T. Blakely ("Blakely").

                  The monthly pension benefits to which Blakely shall be entitled hereunder shall be equal to the benefits to which Blakely would be entitled under the Plan, except that, if Blakely retains his position as Executive Vice President and Chief Financial Officer of Tenneco Inc. until the earlier of (i) December 31, 1999 or (ii) the date that the Chief Executive Officer of Tenneco Inc. determines that his services with respect to the strategic review announced in 1998 and related transactions are completed, for all purposes, including without limitation benefit accrual, death benefits, normal retirement and eligibility for early retirement benefits, Blakely shall be deemed to have 25 years of service and 25 years of participation. If Blakely dies before commencing to receive the benefits described hereunder, his beneficiary will receive a death benefit which is the present value of the benefits which he has accrued hereunder as of the date of his death. This benefit enhancement is consistent with those provided to other senior executives.

                            TETZLAFF SPECIAL APPENDIX
                                     TO THE
          TENNECO INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("PLAN")


                  This Special Appendix sets forth certain special provisions of the Plan with respect to the benefits of Theodore R. Tetzlaff ("Tetzlaff").

                  The monthly pension benefits to which Tetzlaff shall be entitled shall be equal to the benefits to which Tetzlaff would be entitled under the Plan if he were a participant in the Tenneco Inc. Retirement Plan ("TRP"), computed using the following special provisions:

                  (a) Tetzlaff's service and participation will be regarded as beginning July 1, 1992.

                  (b) Tetzlaff's retainer and bonus for each calendar year will be prorated for each month that Tetzlaff performs services for the Company as an officer during the calendar year to arrive at a covered monthly compensation under the TRP formula.

                  (c) If Tetzlaff reaches age 55 while performing services for the Company as an officer, Tetzlaff will be eligible for an early retirement benefit with subsidized reduction factors parallel to the TRP factors, even though Tetzlaff does not have the service or participation required under the TRP provisions.

                  (d) Tetzlaff's guaranteed minimum annual life only benefit will be as follows:

                           Age at Commencement
                               Of Benefits
                           -------------------
                                 Age 55                 $100,000 per year
                                 Age 60                 $200,000 per year
                                 Age 65                 $300,000 per year

                           with a prorated guaranteed minimum annual life only benefit between the above ages.

                  (e) In all other respects, the provisions of the Plan shall apply.

                  If Tetzlaff dies before commencing to receive the benefits described hereunder, his beneficiary will receive a death benefit which is the present value of the benefits which he has accrued hereunder as of the date of his death.

                             J. CASTELLANI BENEFITS
                                    UNDER THE
          TENNECO INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("PLAN")


                  The benefits of John J. Castellani ("Castellani") under the Plan will be adjusted as follows:

                  The monthly normal retirement pension benefits to which Castellani shall be entitled hereunder shall be equal to the normal retirement pension benefits to which Castellani would be entitled under the Plan, deeming him to have a total of 20 years of service and 20 years of participation (including both actual and deemed service and participation), for all purposes (including without limitation benefit accrual, death benefits, normal retirement and eligibility for early retirement benefits), and subtracting any normal retirement benefit payable to Castellani from TRW's qualified defined benefit pension plan. If Castellani dies before commencing to receive the benefits described hereunder, his beneficiary will receive a death benefit which is the present value of the benefits which he has accrued hereunder as of the date of his death.

                  Castellani shall be entitled to benefits hereunder prior to his normal retirement under the following rules. If Castellani becomes entitled to benefits under the Tenneco Inc. Retirement Plan ("TRP") under its generally applicable rules prior to Castellani attaining normal retirement, Castellani shall be entitled to a benefit hereunder equal to the benefit that would be payable under the TRP at the time in question if the benefit stated in the foregoing paragraph were Castellani's normal retirement benefit under the TRP.